CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
RVision, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated May 12, 2006, with respect to the consolidated financial statements of RVision, Inc., in its Registration Statement on Form SB-2 relating to the registration of 3,700,600 shares of common stock.

/s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
June 16, 2006